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                     CONSENT OF PRICEWATERHOUSECOOPERS GmbH


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 26, 1999 relating to the combined financial statements of Henkel-Ecolab Joint Venture which is included in Ecolab Inc.'s 1998 Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 26, 1999 relating to the financial statement schedule of Henkel-Ecolab Joint Venture, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading
"Incorporation of Documents by Reference".


/s/PricewaterhouseCoopers GmbH
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PricewaterhouseCoopers
Gesellschaft mit beschrankter Haftung
Wirtschaftsprufungsgesellschaft

Dusseldorf, Germany
January 18, 2000